COMMUNICATION FOR BROKER DEALERS AND FINANCIAL ADVISORS AFFILIATED WITH MEMBERS OF THE AMERICAN REALTY CAPITAL TRUST V SELLING GROUP

American Realty Capital Trust V to Close its Public Non-Listed Offering on September 18, 2013 –
Cites strong acquisition pipeline and increased capital flows

On Thursday, July 25, 2013, the board of directors of American Realty Capital Trust V, Inc. (“ARCT V”) accepted management’s recommendation that the ARCT V public non-listed offering of its common shares close on September 18, 2013.  Management and the sponsor’s Controls, Audit and Oversight Committee (“CAO Committee”) made this recommendation based on their analysis and assessment of the current extraordinary sales volume and pace of fundraising for ARCT V.  Together with the ARCT V board, management and the CAO Committee believe it is prudent to apply practices designed to supply clear communications and ample notice to the broker dealer community so as to allow for an orderly close to the ARCT V offering.  The primary reasons for this decision are as follows:

  Efficient Capital Deployment - As communicated to you recently, the ARCT V board mandated that, as long as ARCT V remains a non-traded REIT, once fully invested, at least 50% of ARCT V’s net operating income must be derived from investment grade (as measured by a major credit rating agency) tenants.  The ARCT V board has also confirmed that, unless approved by a majority of ARCT V shareholders, no changes may be made to the ARCT V investment policies.  ARCT V’s current owned portfolio, together with properties it has either under purchase and sale agreements, under executed letters of intent, or subject to submitted letters of intent, combined account for a total of $1.1 billion of net lease properties with approximately 13.5 years of weighted average lease duration remaining.  Currently, in excess of 70% of the net operating income from the properties in this pro forma portfolio is derived from investment grade tenants.  ARCT V’s management and board believe that the current real estate investment environment continues to provide an attractive climate for net lease investing; the judicious course of action, management believes, is to deploy capital raised by ARCT V efficiently and timely over the next six months. Additionally, as discussed previously, American Realty Capital does not anticipate offering another non-listed REIT focused exclusively on the net lease strategy for 12 months or longer following the close of ARCT V.
  Orderly Close to the Offering – ARCT V management seeks to apply an orderly and well-communicated close to the public non-listed offering of ARCT V shares.  Based on their experience with prior offerings, Realty Capital Securities and ARCT V management have carefully considered the timeline for the close of the ARCT V offering.  Our objective is to communicate very specifically to selling group members and their financial advisors the requirements for acceptance of ARCT V subscriptions.  While this early communication of a defined closing process is designed to afford ample time for the acceptance and processing of subscriptions, we must note that ARCT V is registered for a maximum of $1,700,000,000, excluding $350,000,000 registered under the ARCT V distribution reinvestment plan, which amount may be reallocated to the primary offering.  Should the maximum amount be raised prior to the September 18, 2013 date communicated above, subscriptions received in good order will be accepted on a first-come, first served basis.  In order to be accepted, ARCT V subscriptions must be dated no later than September 18, 2013 AND must be received in good order for processing by DST Systems, Inc. no later than October 31, 2013.  The offering will close earlier should the total amount raised by ARCT V reach $1,700,000,000 plus any available amount reallocated from the $350,000,000 ARCT V DRIP prior to that date.  This notice is provided so as to allow for an orderly close to the offering.  We will provide you with periodic updates on the status of the offering over the next 60 days.
  Since being declared effective by the SEC on April 4, 2013, ARCT V, through July 24, 2013, has raised $630 million and, given the pace of current fundraising, expects to raise between $250 and $275 million this month.

Your firm has been an important part of the selling group, and we appreciate your efforts in support of ARCT V’s fundraising.  Over the coming weeks, we will provide you with regular updates on the status of ARCT V’s capital raising activities.

Please feel free to call us at 877-353-2822 with any questions on this important announcement.

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Copyright (C) 2013 Realty Capital Securities, LLC All rights reserved.

Realty Capital Securities, LLC (Member FINRA/SIPC), is the dealer manager for American Realty Capital Trust V, Inc.

Please contact Realty Capital Securities, LLC (Member FINRA/SIPC), with any questions on this material.

Three Copley Place, Suite 3300, Boston, MA 02116, 877-373-2522.